Exhibit 99.1 – News Release

RB Global reports first quarter 2025 results
WESTCHESTER, IL, May 7, 2025 – RB Global, Inc. (NYSE & TSX: RBA, the “Company”, “RB Global”, “we”, “us”, “their”, or “our”) reported the following results for the three months ended March 31, 2025.

"I want to recognize our teammates' dedication to our partners and customers, particularly in this rapidly evolving macroeconomic environment." said Jim Kessler, CEO of RB Global. "We have not changed our approach and are focused on factors we control to help ensure we are consistently working to overdeliver on our commitments."
"We remain committed to advancing our long-term growth strategy by investing in key initiatives that we expect to create lasting value," said Eric J. Guerin, Chief Financial Officer. "Concurrently, we are exercising prudent expense management and limiting discretionary spending to navigate the current environment."

First Quarter Financial Highlights1,2,3:
•Total gross transaction value ("GTV") decreased 6% year over year to $3.8 billion.
•Total revenue increased 4% year over year to $1.1 billion.
•Service revenue remained flat year over year at $852.5 million.
•Inventory sales revenue increased 19% year over year to $256.1 million.
•Net income increased 5% year-over-year to $113.3 million.
•Net income available to common stockholders increased 6% year over year to $102.9 million.
•Diluted earnings per share available to common stockholders increased 4% to $0.55 per share.
•Diluted adjusted earnings per share available to common stockholders decreased 1% year over year to $0.89 per share.
•Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") decreased 1% year over year to $327.9 million.

2025 Financial Outlook
The table below outlines the Company's outlook for select full-year 2025 financial data, which remains unchanged.

	Year ended December 31,
	2025
(in U.S. dollars in millions, except percentages)	Low-End	High-End
GTV growth	0%	3%
Adjusted EBITDA	$1,320	$1,380
Full year tax rate (GAAP and Adjusted)	25%	28%
Capital Expenditures[4]	$350	$400

The Company has not provided a reconciliation of Adjusted EBITDA outlook for fiscal 2025 to GAAP net income, the most directly comparable GAAP financial measure, because without unreasonable efforts, it is unable to predict with reasonable certainty the amount or timing of non-GAAP adjustments that are used to calculate Adjusted EBITDA, including but not limited to: (a) the net loss or gain on the sale of property plant & equipment or other assets, (b) acquisition-related or integration costs relating to our mergers and acquisition activity, including severance costs, (c) other legal, advisory, restructuring and non-income tax expenses, (d) share-based payments compensation expense which value is directly impacted by the fluctuations in our share price and other variables, and (e) other expenses that we do not believe are indicative of our ongoing operations. These adjustments are uncertain, depend on various factors that are beyond our control and could have a material impact on net income for fiscal 2025.
1 For information regarding RB Global's use and definition of certain measures, see “Key Operating Metrics” and “Non-GAAP Measures” sections in this press release.
2 All figures are presented in U.S. dollars.
3 For the first quarter of 2025 as compared to the first quarter of 2024.
4 Capital expenditures is defined as property, plant and equipment, net of proceeds on disposals, plus intangible asset additions

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Additional Financial and Operational Highlights

	Three months ended March 31,
			% Change
(in U.S. dollars in millions, except EPS and percentages)	2025	2024	2025 over 2024
GTV	$3,828.9	$4,077.4	(6) %
Service revenue	852.5	849.1	— %
Service revenue take rate	22.3%	20.8%	150bps

Inventory sales revenue	$256.1	$215.6	19%
Inventory return	21.1	19.0	11%
Inventory rate	8.2%	8.8%	(60)bps

Net income	$113.3	$107.4	5%
Net income available to common stockholders	102.9	97.1	6%
Adjusted EBITDA	327.9	331.0	(1) %
Diluted earnings per share available to common stockholders	$0.55	$0.53	4%
Diluted adjusted earnings per share available to common stockholders	$0.89	$0.90	(1) %

Revenue

	Three months ended March 31,
			% Change
(in U.S. dollars in millions, except percentages)	2025	2024	2025 over 2024
Transactional seller revenue	$216.8	$238.6	(9)%
Transactional buyer revenue	556.7	525.4	6%
Marketplace services revenue	79.0	85.1	(7)%
Total service revenue	852.5	849.1	—%
Inventory sales revenue	256.1	215.6	19%
Total revenue	$1,108.6	$1,064.7	4%
For the First Quarter:
•GTV decreased 6% year over year to $3.8 billion, primarily due to a decline in the commercial construction and transportation ("CC&T") sector, partially offset by an increase in the automotive sector. The decrease in CC&T GTV was primarily driven by the anticipated lower volume of our enterprise customers, as we benefited in the prior period from certain significant large customer contracts. Partially offsetting lower volumes, the average price per lot sold increased due to an improved mix. Automotive GTV increased due to continued growth from existing partners, as well as year-over-year market share gains, partially offset by a lower average price per lot sold.
•Service revenue remained flat year over year at $852.5 million. A higher service revenue take rate was offset by the lower GTV volume. Service revenue take rate expanded 150 basis points year over year to 22.3% driven by a higher buyer fee rate structure, partially offset by lower marketplace services revenue and a lower average commission rate. The decline in marketplace services revenue was driven by lower fees earned from transportation services compared to the prior period.
•Inventory sales revenue increased 19% year over year to $256.1 million primarily due to higher inventory revenue from the CC&T sector. Inventory rate declined 60 basis points year over year to 8.2%, attributable to weaker performance in all sectors.
•Net income available to common stockholders increased to $102.9 million, primarily driven by lower interest expense due to lower long-term debt levels driven by repayments of principal in the prior year and lower income tax expense from a lower effective tax rate, partially offset by lower operating income.

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•Adjusted EBITDA1 decreased 1% year over year driven by lower GTV, higher adjusted operating expenses, partially offset by service revenue take rate expansion and higher inventory returns.
GTV by Sector

	Three months ended March 31,
			% Change
(in U.S. dollars in millions, except percentages)	2025	2024	2025 over 2024
Automotive	$2,144.7	$2,105.0	2%
Commercial construction and transportation	1,276.7	1,561.2	(18) %
Other	407.5	411.2	(1) %
Total GTV	$3,828.9	$4,077.4	(6) %
Total Lots Sold by Sector

	Three months ended March 31,
			% Change
(in '000's of lots sold, except percentages)	2025	2024	2025 over 2024
Automotive	625.6	584.6	7%
Commercial construction and transportation	87.6	108.8	(19) %
Other	141.9	145.6	(3) %
Total lots sold	855.1	839.0	2%

1 For information regarding RB Global's use and definition of this measure, see “Key Operating Metrics” and “Non-GAAP Measures” sections in this press release.

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Reconciliation of Operating Expenses
The below table reconciles as reported operating expenses by line item to adjusted operating expenses to exclude the impact of adjustments as defined in our Non-GAAP Measures.

For the three months ended March 31, 2025
	Cost of services	Cost of inventory sold	Selling, general and administrative expenses	Acquisition- related and integration costs	Depreciation and amortization	Total operating expenses
(in U.S. dollars in millions)
As reported	$361.9	$235.0	$205.0	$3.1	$114.5	$919.5
Share-based payments expense	—	—	(14.4)	—	—	(14.4)
Acquisition- related and integration costs	—	—	—	(3.1)	—	(3.1)
Amortization of acquired intangible assets	—	—	—	—	(68.3)	(68.3)
Loss on disposition of property, plant and equipment and related costs	—	—	(0.2)	—	—	(0.2)
Prepaid consigned vehicle charges	0.3	—	—	—	—	0.3
Other legal, advisory, restructuring and non-income tax expenses	(1.0)	—	(3.0)	—	—	(4.0)
Executive transition costs	—	—	(2.7)	—	—	(2.7)
Adjusted	$361.2	$235.0	$184.7	$—	$46.2	$827.1
Dividend Information
Quarterly Dividend
On May 6, 2025, the Company declared a quarterly cash dividend of $0.29 per common share, payable on June 20, 2025, to shareholders of record on May 29, 2025.
Other Company Developments
•On March 10, 2025, the Company entered into an agreement to acquire J.M. Wood Auction Co., Inc. ("J.M. Wood"), an auction business located in Alabama, United States, for approximately $235 million, subject to certain adjustments and an agreed upon amount for inventory held at the time of closing. The acquisition is expected to be completed in the second or third quarter of 2025, subject to customary closing conditions and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
•On April 3, 2025, the Company amended and restated its Credit Agreement dated October 27, 2016, to increase the aggregate principal amount of our multi-currency senior secured revolving credit facilities from $750.0 million to $1.3 billion, and reduce our USD Term Loan A facility aggregate principal amount from $1.2 billion to $950.0 million. As part of the amendment, we also extended the maturity date of the Credit Agreement from September 2026 to April 2030, and reduced our bank spread by approximately 85 basis points and the undrawn revolver fee by approximately 20 basis points.
First Quarter 2025 Earnings Conference Call
RB Global is hosting a conference call to discuss its financial results for the quarter ended March 31, 2025 at 4:30 PM ET on May 7, 2025. The replay of the webcast will be available through May 7, 2026.
Conference call and webcast details are available at the following link:
https://investor.rbglobal.com
About RB Global
RB Global, Inc. (NYSE: RBA) (TSX: RBA) is a leading, omnichannel marketplace that provides value-added insights, services and transaction solutions for buyers and sellers of commercial assets and vehicles worldwide. Through our auction sites and digital platform, we have a wide global presence and serve customers across a variety of asset classes, including automotive, commercial transportation, construction, government surplus, lifting and material handling, energy, mining and agriculture. Our marketplace brands include Ritchie Bros., the world's largest auctioneer of commercial assets and

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vehicles offering online bidding, and IAA, Inc. ("IAA"), a leading global digital marketplace connecting vehicle buyers and sellers. Our portfolio of brands also includes Rouse Services ("Rouse"), which provides a complete end-to-end asset management, data-driven intelligence and performance benchmarking system; SmartEquip Inc. ("SmartEquip"), an innovative technology platform that supports customers' management of the equipment lifecycle and integrates parts procurement with both OEMs and dealers; and VeriTread LLC ("VeriTread"), an online marketplace for heavy haul transport.
Forward-looking Statements
This news release contains forward-looking statements and forward-looking information within the meaning of applicable US and Canadian securities legislation (collectively, “forward-looking statements”), including, in particular, statements regarding future financial and operational results, opportunities, and any other statements regarding events or developments that RB Global believes or anticipates will or may occur in the future. Forward-looking statements are statements that are not historical facts and are generally, although not always, identified by words such as “expect”, “plan”, “anticipate”, “project”, “target”, “potential”, “schedule”, “forecast”, “budget”, “confident”, “estimate”, “intend” or “believe” and similar expressions or their negative connotations, or statements that events or conditions “will”, “would”, “may”, “remain”, “could”, “should” or “might” occur. All such forward-looking statements are based on the opinions and estimates of management as of the date such statements are made. Forward-looking statements necessarily involve assumptions, risks and uncertainties, certain of which are beyond RB Global’s control, including risks and uncertainties related to: the effects of the business combination with IAA, including the Company’s future financial condition, results of operations, strategy and plans; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the merger; the diversion of management time on transaction-related issues; the response of competitors to the merger; the ultimate difficulty, timing, cost and results of integrating the operations of IAA; the fact that operating costs and business disruption may be greater than expected; the effect of the consummation of the merger on the trading price of RB Global's common shares; the ability of RB Global to retain and hire key personnel and employees; the significant costs associated with the merger; the outcome of any legal proceedings that have been or could be instituted against RB Global; the ability of the Company to realize anticipated synergies in the amount, manner or timeframe expected or at all; the failure of the Company to achieve expected operating results in the amount, manner or timeframe expected or at all; changes in capital markets and the ability of the Company to generate cash flow and/or finance operations in the manner expected or to de-lever in the timeframe expected; the failure of RB Global or the Company to meet financial forecasts and/or key performance targets including the Company's key operating metrics; the Company’s ability to commercialize new platform solutions and offerings; legislative, regulatory and economic developments affecting the combined business; general economic and market developments and conditions, including as a result of global trade tensions and/or tariffs; the evolving legal, regulatory and tax regimes under which RB Global operates; unpredictability and severity of catastrophic events, including, but not limited to, pandemics, acts of terrorism or outbreak of war or hostilities, as well as RB Global’s response to any of the aforementioned factors. Other risks that could cause actual results to differ materially from those described in the forward-looking statements are included in RB Global's periodic reports and other filings with the Securities and Exchange Commission (“SEC”) and/or applicable Canadian securities regulatory authorities, including the risk factors identified under Item 1A “Risk Factors” and the section titled “Summary of Risk Factors” in RB Global’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and RB Global’s periodic reports and other filings with the SEC, which are available on the SEC, SEDAR and RB Global’ websites. The foregoing list is not exhaustive of the factors that may affect RB Global’s forward-looking statements. There can be no assurance that forward-looking statements will prove to be accurate, and actual results may differ materially from those expressed in, or implied by, these forward-looking statements. Forward-looking statements are made as of the date of this news release and RB Global does not undertake any obligation to update the information contained herein unless required by applicable securities legislation. For the reasons set forth above, you should not place undue reliance on forward-looking statements.
Key Operating Metrics
We regularly review a number of metrics, including the following key operating metrics, to evaluate our business, measure our performance, identify trends affecting our business, and make operating decisions. We believe these key operating metrics are useful to investors because management uses these metrics to assess the growth of our business and the effectiveness of our operational strategies.

We define our key operating metrics as follows:

GTV: Represents total proceeds from all items sold on our auctions and online marketplaces, third-party online marketplaces, private brokerage services and other disposition channels. GTV is not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements.

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Total service revenue take rate: Total service revenue divided by total GTV.

Inventory return: Inventory sales revenue less cost of inventory sold.

Inventory rate: Inventory return divided by inventory sales revenue.

Total lots sold: A single asset to be sold or a group of assets bundled for sale as one unit. Low value assets are sometimes bundled into a single lot, collectively referred to as “small value lots.”

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GTV and Selected Condensed Consolidated Financial Information
GTV and Condensed Consolidated Income Statements
(Expressed in millions of U.S. dollars, except share and per share data)
(Unaudited)

	Three months ended March 31,

	2025	2024
GTV	$3,828.9	$4,077.4
Revenue:
Service revenue	$852.5	$849.1
Inventory sales revenue	256.1	215.6
Total revenue	1,108.6	1,064.7
Operating expenses:
Costs of services	361.9	353.0
Cost of inventory sold	235.0	196.6
Selling, general and administrative	205.0	198.1
Acquisition-related and integration costs	3.1	12.8
Depreciation and amortization	114.5	107.7
Total operating expenses	919.5	868.2
Gain on disposition of property, plant and equipment	0.4	2.4
Operating income	189.5	198.9
Interest expense	(49.9)	(63.9)
Interest income	3.0	6.6
Other income (loss), net	0.7	(0.8)
Foreign exchange loss	(0.4)	(0.9)
Income before income taxes	142.9	139.9
Income tax expense	29.6	32.5
Net income	$113.3	$107.4

Net income (loss) attributable to:
Controlling interests	$113.4	$107.4
Redeemable non-controlling interests	(0.1)	—
Net income	$113.3	$107.4

Net income attributable to controlling interests	$113.4	$107.4
Cumulative dividends on Series A Senior Preferred Shares	(6.7)	(6.7)
Allocated earnings to Series A Senior Preferred Shares	(3.8)	(3.6)
Net income available to common stockholders	$102.9	$97.1

Basic earnings per share available to common stockholders	$0.56	$0.53
Diluted earnings per share available to common stockholders	$0.55	$0.53
Basic weighted average number of shares outstanding	184,824,362	183,059,321
Diluted weighted average number of shares outstanding	186,352,974	184,581,054

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Condensed Consolidated Balance Sheets
(Expressed in millions of U.S. dollars, except share data)
(Unaudited)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$578.1	$533.9
Restricted cash	143.7	174.9
Trade and other receivables, net of allowance for credit losses of $7.3 and $7.2 respectively	770.4	709.4
Prepaid consigned vehicle charges	61.3	67.9
Inventory	132.7	121.5
Other current assets	77.0	77.0
Income taxes receivable	19.4	30.2
Total current assets	1,782.6	1,714.8
Property, plant and equipment, net	1,318.9	1,275.4
Operating lease right-of-use assets	1,509.1	1,529.1
Other non-current assets	141.0	98.4
Intangible assets, net	2,611.0	2,668.7
Goodwill	4,515.2	4,511.8
Deferred tax assets	9.5	8.8
Total assets	$11,887.3	$11,807.0

Liabilities, Temporary Equity and Stockholders' Equity
Current liabilities:
Auction proceeds payable	$556.3	$378.0
Trade and other liabilities	619.0	782.0
Current operating lease liabilities	113.2	113.3
Income taxes payable	7.7	26.2
Short-term debt	62.8	27.7
Current portion of long-term debt	4.1	4.1
Total current liabilities	1,363.1	1,331.3
Long-term operating lease liabilities	1,417.7	1,431.1
Long-term debt	2,622.6	2,622.1
Other non-current liabilities	103.5	97.4
Deferred tax liabilities	604.5	608.7
Total liabilities	6,111.4	6,090.6

Temporary equity:
Series A Senior Preferred Shares; shares authorized, issued and outstanding: 485,000,000	482.0	482.0
Redeemable non-controlling interest	8.0	8.1
Stockholders' equity:
Senior preferred and junior preferred stock; unlimited shares authorized; shares issued and outstanding, other than Series A Senior Preferred Shares: nil	—	—
Common stock and additional paid-in capital, no par value; unlimited shares authorized; shares issued and outstanding: 185,148,007	4,256.6	4,258.5
Retained earnings	1,141.3	1,090.3
Accumulated other comprehensive loss	(114.4)	(124.8)
Stockholders' equity	5,283.5	5,224.0
Non-controlling interests	2.4	2.3
Total stockholders' equity	5,285.9	5,226.3
Total liabilities, temporary equity and stockholders' equity	$11,887.3	$11,807.0

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Condensed Consolidated Statements of Cash Flows
(Expressed in millions of U.S. dollars)
(Unaudited)

Three months ended March 31,	2025	2024
Cash provided by (used in):
Operating activities:
Net income	$113.3	$107.4
Adjustments for items not affecting cash:
Depreciation and amortization	114.5	107.7
Share-based payments expense	15.6	15.1
Deferred income tax benefit	(5.0)	(9.8)
Unrealized foreign exchange (gain) loss	(0.3)	0.5
Gain on disposition of property, plant and equipment	(0.4)	(2.4)
Allowance for expected credit losses	1.1	3.2
Amortization of debt issuance costs	2.1	3.7
Amortization of right-of-use assets	38.7	37.5
Other, net	2.6	3.7
Net changes in operating assets and liabilities	(125.4)	(141.8)
Net cash provided by operating activities	156.8	124.8
Investing activities:
Property, plant and equipment additions	(54.3)	(45.2)
Proceeds on disposition of property, plant and equipment	1.1	0.5
Intangible asset additions	(27.7)	(28.4)
Proceeds from repayment of loans receivable	1.4	0.9
Issuance of loans receivable	(22.1)	(4.4)
Other, net	(0.3)	(0.9)
Net cash used in investing activities	(101.9)	(77.5)
Financing activities:
Dividends paid to common stockholders	(53.5)	(49.3)
Dividends paid to Series A Senior Preferred shareholders	(8.6)	(8.5)
Proceeds from exercise of options and share option plans	4.3	22.1
Payment of withholding taxes on issuance of shares	(15.2)	(10.4)
Net increase in short-term debt	34.5	11.7
Repayment of long-term debt	(1.0)	(151.1)
Repayment of finance lease and equipment financing obligations	(6.5)	(6.5)
Proceeds from equipment financing obligations	1.0	1.1
Net cash used in financing activities	(45.0)	(190.9)
Effect of changes in foreign currency rates on cash, cash equivalents, and restricted cash	3.1	(6.9)
Net increase (decrease) in cash, cash equivalents, and restricted cash	13.0	(150.5)
Cash, cash equivalents, and restricted cash, beginning of period	708.8	747.9
Cash, cash equivalents, and restricted cash, end of period	$721.8	$597.4

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Non-GAAP Measures
This news release references non-GAAP measures. These measures do not have a standardized meaning and are, therefore, unlikely to be comparable to similar measures presented by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with US GAAP.
Please refer to the quarterly report on Form 10-Q for the quarter ended March 31, 2025 for a summary of adjusting items during the trailing twelve months ended March 31, 2025 and March 31, 2024.

Adjusted Net Income Available to Common Stockholders and Diluted Adjusted EPS Available to Common Stockholders Reconciliation
The Company believes that adjusted net income available to common stockholders provides useful information about the growth or decline of the net income available to common stockholders for the relevant financial period and eliminates the financial impact of adjusting items the Company does not consider to be part of the normal operating results. Diluted adjusted EPS available to common stockholders eliminates the financial impact of adjusting items from net income available to common stockholders that the Company does not consider to be part of the normal operating results.

Adjusted net income available to common stockholders is calculated as net income available to common stockholders, excluding the effects of adjusting items that we do not consider to be part of our normal operating results, such as share-based payments expense, acquisition-related and integration costs, amortization of acquired intangible assets, executive transition costs and certain other items. Net income available to common stockholders is calculated as net income attributable to controlling interests, less cumulative dividends on Series A Senior Preferred Shares and allocated earnings to participating securities.

Diluted adjusted EPS available to common stockholders is calculated by dividing adjusted net income available to common stockholders by the weighted average number of dilutive shares outstanding, except that it is computed based upon the lower of the two-class method or the if-converted method, which includes the effects of the assumed conversion of the Series A Senior Preferred Shares and the effect of shares issuable under the Company’s stock-based incentive plans, if such effect is dilutive.

The following table reconciles adjusted net income available to common stockholders and diluted adjusted EPS available to common stockholders to net income available to common stockholders and diluted EPS available to common stockholders, which are the most directly comparable GAAP measures in our consolidated financial statements:

	Three months ended March 31,
			% Change
(in U.S. dollars in millions, except share, per share data, and percentages)	2025	2024	2025 over 2024
Net income available to common stockholders	$102.9	$97.1	6%
Share-based payments expense	14.4	13.3	8%
Acquisition-related and integration costs	3.1	12.8	(76) %
Amortization of acquired intangible assets	68.3	69.6	(2) %
Gain on disposition of property, plant and equipment and related costs	(0.2)	(1.8)	(89) %
Prepaid consigned vehicles charges	(0.3)	(2.1)	(86)%
Loss on redemption of the 2016 and 2021 Notes and certain related interest expense	—	—	— %
Other legal, advisory, restructuring and non-income tax expenses	3.9	2.2	77%
Executive transition costs	2.7	1.7	59%
Related tax effects of the above	(27.3)	(24.8)	10%
Related allocation of the above to participating securities	(2.3)	(2.5)	(8) %
Adjusted net income available to common stockholders	$165.2	$165.5	— %
Weighted average number of dilutive shares outstanding	186,352,974	184,581,054	1%
Diluted earnings per share available to common stockholders	$0.55	$0.53	4%
Diluted adjusted earnings per share available to common stockholders	$0.89	$0.90	(1) %

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Adjusted EBITDA
The Company believes adjusted EBITDA provides useful information about the growth or decline of its net income when compared between different financial periods. The Company uses adjusted EBITDA as a key performance measure because the Company believes it facilitates operating performance comparisons from period to period and provides management with the ability to monitor its controllable incremental revenues and costs.

Adjusted EBITDA is calculated by adding back depreciation and amortization, interest expense, income tax expense, and subtracting interest income from net income, as well as adding back the adjusting items.

The following table reconciles adjusted EBITDA to net income, which is the most directly comparable GAAP measure in, or calculated from, our consolidated financial statements:

	Three months ended March 31,
			% Change
(in U.S. dollars in millions, except percentages)	2025	2024	2025 over 2024
Net income	$113.3	$107.4	5%
Add: depreciation and amortization	114.5	107.7	6%
Add: interest expense	49.9	63.9	(22) %
Less: interest income	(3.0)	(6.6)	(55) %
Add: income tax expense	29.6	32.5	(9) %
EBITDA	304.3	304.9	— %
Share-based payments expense	14.4	13.3	8%
Acquisition-related and integration costs	3.1	12.8	(76) %
Gain on disposition of property, plant and equipment and related costs	(0.2)	(1.8)	(89) %
Prepaid consigned vehicles charges	(0.3)	(2.1)	(86)%
Other legal, advisory, restructuring and non-income tax expenses	3.9	2.2	77%
Executive transition costs	2.7	1.7	59%
Adjusted EBITDA	$327.9	$331.0	(1) %

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Adjusted Net Debt and Adjusted Net Debt/Adjusted EBITDA Reconciliation
The Company believes that comparing adjusted net debt/adjusted EBITDA on a trailing twelve-month basis for different financial periods provides useful information about the performance of its operations as an indicator of the amount of time it would take to settle both the Company’s short and long-term debt. The Company does not consider this to be a measure of its liquidity, which is its ability to settle only short-term obligations, but rather a measure of how well it funds liquidity. Measures of liquidity are noted under “Liquidity and Capital Resources” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

Adjusted net debt is calculated by subtracting cash and cash equivalents from short and long-term debt and long-term debt in escrow. Adjusted net debt/Adjusted EBITDA is calculated by dividing adjusted net debt by adjusted EBITDA.

The following table reconciles adjusted net debt to debt, adjusted EBITDA to net income, and adjusted net debt/ adjusted EBITDA to debt/ net income, respectively, which are the most directly comparable GAAP measures in, or calculated from, our consolidated financial statements.

	At and for the twelve months ended March 31,
			% Change
(in U.S. dollars in millions, except percentages)	2025	2024	2025 over 2024
Short-term debt	$62.8	$24.8	153%
Long-term debt	2,626.7	2,926.2	(10) %
Debt	2,689.5	2,951.0	(9) %
Less: cash and cash equivalents	(578.1)	(462.8)	25%
Adjusted net debt	2,111.4	2,488.2	(15) %
Net income	$418.7	$341.6	23%
Add: depreciation and amortization	451.2	423.7	6%
Add: interest expense	219.7	256.8	(14) %
Less: interest income	(22.6)	(22.3)	1%
Add: income tax expense	134.4	118.1	14%
EBITDA	1,201.4	1,117.9	7%
Share-based payments expense	57.4	52.2	10%
Acquisition-related and integration costs	19.3	102.7	(81) %
Loss (gain) on disposition of property, plant and equipment and related costs	0.4	(2.5)	NM
Remeasurements in connection with business combinations	1.2	—	NM
Prepaid consigned vehicles charges	(3.0)	(56.6)	(95) %
Other legal, advisory, restructuring and non-income tax expenses	15.1	4.1	268%
Executive transition costs	7.7	13.7	(44)%
Adjusted EBITDA	$1,299.5	$1,231.5	6%
Debt/net income	6.4 x	8.6 x	(26) %
Adjusted net debt/adjusted EBITDA	1.6 x	2.0 x	(20) %

NM = Not meaningful
For further information, please contact:
Sameer Rathod | Vice President, Investor Relations and Market Intelligence
1-510-381-7584 | srathod@rbglobal.com

RB Global	12